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FORM 4
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          OMB APPROVAL
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OMB Number:               3235-0287
Expires:         September 30, 1998
Estimated average burden
hours per response..............0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
                                                                                                  Issuer (Check all applicable)
    RUSSELL J. PHILIP                             MICRO LINEAR CORPORATION (MLIN)               --- Director      -- 10% Owner
---------------------------------------------  ----------------------------------------------    X
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      --- Officer       -- Other (Specify
                                                  Number of Reporting        Month/Year             (give                   below)
    2092 Concourse Drive                          Person (Voluntary)         December 1997           title
---------------------------------------------     ###-##-####             ------------------         below)
                 (Street)                      -------------------------  5. If Amendment,
    San Jose, CA 95131                                                       Date of Original       --------------------------------
---------------------------------------------                                (Month/Year)    7. Individual or Joint/Group Filing
  (City)           (State)           (Zip)                                                      (Check Applicable Line)
    Phone: (408) 433-5200                                                 ------------------     X
                                                                                                ----  Form filed by one
                                                                                                      Reporting Person
                                                                                                ----  Form filed by more than
                                                                                                      one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of      2. Transaction    3. Transaction    4. Securities Acquired (A)   5.  Amount of        6. Ownership    7. Nature of
    Security         Date              Code              or Disposed of (D)            Securities          Form:          Indirect
    (Instr. 3)                         (Instr.8)         (Instr. 3, 4 and 5)           Beneficially        Direct         Beneficial
                    (Month/                                                            Owned at            (D) or         Ownership
                     Day/       -----------------------------------------              End of Month        Indirect       (Instr. 4)
                     Year)      Code    V      Amount   (A) or (D)  Price              (Instr. 3 and 4)    (I)
                                                                                                           (Instr. 4)


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Common Stock         12/26/97    N             1,444.00  A         $6.0563              3,507.00           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                     SEC 1474 (7-96)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of       2. Conver-       3. Trans-    4. Trans-   5. Number of         6. Date Exer-   7. Title and Amount  8. Price
   Derivative        sion or          action       action      Derivative           cisable and     of Underlying        of
   Security          Exercise         Date         Code        Securities           Expiration      Securities           Deriv-
   (Instr. 3)        Price of         (Month/      (Instr. 8)  Acquired (A) or      Date            (Instr. 3 and 4)     ative
                     Derivative       Day/                     Disposed of (D)      (Month/Day/                          Secur-
                     Security         Year)                    (Instr. 3, 4,        Year)                                ity
                                                               and 5)                                                    (Instr. 5)
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                                                                             Date    Expira-            Amount or
                                                  -------------------------- Exer-   tion       Title   Number of
                                                  Code  V     (A)     (D)    cisable Date               Shares
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
                             9. Number of           10. Ownership               11. Nature of
                                Derivative              Form of                     Indirect
                                Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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EXPLANATION OF RESPONSES:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 ------------------------------- -------
                                                                                            **Signature of Reporting Person   Date

Note. File three copies of this Form, one of which must be manually signed.                                                  Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 1474 (7/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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